Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated February 22, 2018
Relating to Preliminary Prospectus Supplement dated February 22, 2018
Registration Statement No. 333-215936-01
HIGHWOODS REALTY LIMITED PARTNERSHIP
$350,000,000
4.125% Notes due 2028
Final Term Sheet
Dated: February 22, 2018

Issuer:	Highwoods Realty Limited Partnership
Security:	4.125% Notes due 2028
Format:	SEC Registered
Expected Ratings (Moody's/S&P)*:	Baa2 / BBB
Principal Amount:	$350,000,000
Maturity Date:	March 15, 2028
Trade Date:	February 22, 2018
Settlement Date (T+7):	March 5, 2018
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2018
Benchmark Treasury:	2.750% due February 15, 2028
Benchmark Treasury Price / Yield:	98-17 / 2.921%
Spread to Benchmark Treasury:	T + 135 bps
Yield to Maturity:	4.271%
Coupon:	4.125%
Public Offering Price:	98.818% of the principal amount
Optional Redemption:
Make-whole call at any time prior to December 16, 2027 (the date that is 90 days prior to the maturity date, the “Par Call Date”), at the applicable Treasury Constant Maturity plus 25 bps
On or after the Par Call Date, the redemption price will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the principal amount of the notes to be redeemed to, but excluding, the redemption date

CUSIP / ISIN:	431282 AQ5 / US431282AQ55
Joint Book-Running Managers:
Wells Fargo Securities, LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Jefferies LLC
BB&T Capital Markets, a division of BB&T Securities, LLC
Capital One Securities, Inc.
Regions Securities LLC
U.S. Bancorp Investments, Inc.

Co-Managers:	Fifth Third Securities, Inc. FTN Financial Securities Corp. J.P. Morgan Securities LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is intended for the sole use of the person to whom it is provided by the issuer.
Terms used herein but not defined shall have the respective meanings as set forth in the issuer’s preliminary prospectus supplement dated February 22, 2018.
Other information (including other financial information) presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the information contained herein.
The issuer has filed a registration statement including a prospectus and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by contacting Wells Fargo Securities, LLC at 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attention: WFS Customer Service, toll-free: 1-800-645-3751, email: wfscustomerservice@wellsfargo.com; Merrill Lynch, Pierce, Fenner & Smith Incorporated, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, Attention: Prospectus Department, email: dg.prospectus_requests@baml.com, toll-free: 1-800-294-1322; or Jefferies LLC at 520 Madison Ave, 3rd Floor, New York, NY 10022, toll-free: 1-877-877-0696, email: DCMProspectuses@jefferies.com.
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